UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021

RMR MORTGAGE TRUST

(Exact name of registrant as specified in its charter)

maryland	001-34383	20-4649929
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

(Address of principal executive offices, including zip code)

(617) 332-9530
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of Beneficial Interest	RMRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “Company”, “we”, “us”, and “our” refer to RMR Mortgage Trust and certain of its subsidiaries, unless the context indicates otherwise.

Item 1.01	Entry into a Material Definitive Agreement.

On February 18, 2021, RMTG Lender LLC, or Seller, our wholly owned subsidiary, entered into a master repurchase agreement, or the Repurchase Agreement, with UBS AG, or Purchaser, for a master repurchase facility, or the Repurchase Facility, pursuant to which Seller may sell to Purchaser, and later repurchase, commercial mortgage loans, or the Purchased Assets. The expiration date of the Repurchase Agreement is February 18, 2024, unless extended or earlier terminated in accordance with the terms of the Repurchase Agreement. Pursuant to the Repurchase Agreement, Seller will pay to Purchaser a non-refundable Upfront Fee that is equal to 0.50% of the applicable Tranche Amount on each Purchase Date (as each term is defined in the Repurchase Agreement). While the Repurchase Facility has no maximum facility amount, we expect the use of the Repurchase Facility to not exceed our equity amount, which is currently approximately $192 million. Our equity amount will change from time-to-time and may increase or decrease. We expect that the size of our Repurchase Facility may similarly change as our equity amount changes.

Under the Repurchase Facility, the initial purchase price paid by Purchaser for each Purchased Asset is up to 75% of the lesser of the market value of the Purchased Asset and the unpaid principal balance of such Purchased Asset, subject to Purchaser’s approval. Upon the repurchase of a Purchased Asset, Seller is required to pay Purchaser the outstanding purchase price of the Purchased Asset, accrued interest and all accrued and unpaid expenses of Purchaser relating to such Purchased Assets. The price differential (or interest rate) relating to a Purchased Asset is equal to one month LIBOR plus a customary premium within a fixed range, determined by the debt yield and property type of the Purchased Asset’s real estate collateral.

The Repurchase Facility also contains margin maintenance provisions that provide Purchaser with the right, in certain circumstances related to a Credit Event (as defined in the Repurchase Agreement) to redetermine the value of Purchased Assets. Where a decline in the value of such Purchased Assets has resulted in a margin deficit, Purchaser may require Seller to eliminate any margin deficit through a combination of Purchased Asset repurchases and cash transfers to Purchaser, subject to Purchaser’s approval.

In connection with the Repurchase Agreement, we have agreed to guarantee certain of the obligations of Seller under the Repurchase Agreement pursuant to a limited guaranty from us in favor of Purchaser, or the Guaranty. Specifically, the Guaranty requires us to guarantee 25% of the aggregate repurchase price and 100% of losses in the event of certain bad acts as well as any costs and expenses of Purchaser related to the Repurchase Agreement. In addition, the Guaranty contains customary financial covenants that require us to maintain a minimum tangible net worth, minimum cash liquidity and a total indebtedness to stockholders’ equity ratio.

The Repurchase Agreement and Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types.

UBS AG and/or its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these engagements.

The foregoing descriptions of the Repurchase Agreement and the Guaranty are not complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Master Repurchase Agreement, dated February 18, 2021, by and between RMTG Lender LLC and UBS AG
10.2	Limited Guaranty, dated February 18, 2021, by RMR Mortgage Trust, in favor of UBS AG
104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RMR MORTGAGE TRUST

By:	/s/ G. Douglas Lanois
Name:	G. Douglas Lanois
Title:	Chief Financial Officer and Treasurer

Date:  February 22, 2021